The Shares reported as acquired on this Form 4 result from transfers as part of the settlement of the Estate of Edward L. Spencer, Jr. (the “E.L. Spencer Estate”) and the estate of his wife, Mrs. Ruth P. Spencer, pursuant to the terms of their wills and related trusts established by Mr. and Mrs. Spencer (the “Parents”).

The Parent’s daughter, Sandra J. Spencer has been (i) the sole Personal Representative of the E.L. Spencer Jr. Estate and the sole trustee of the Spencer Revocable Trust, which held an aggregate of 666,825 Shares; and (ii) the sole trustee of the Spencer 2008 Irrevocable Trust established by the late Edward L. Spencer, Jr., which held 64,882 Shares. She was also the sole Personal Representative of the estate of Ruth P. Spencer and the sole trustee of Ruth P. Spencer Revocable Trust, which held 17,000 Shares. The Shares held by these estates and trusts are referred to as the “Parent Shares.”

On September 11, 2025, transfers were directed to be made in the brokerage accounts (“trade”) holding the Parents’ Shares to trusts established as part of the Spencer Revocable Trust for each of their three children, including Edward L. Spencer, III. Of the 243,902 Shares reported above, 227,942 Shares are held by the Spencer Family Non-Exempt Trust for the benefit of (“FBO”) Edward L. Spencer, III and 15,960 Shares are held by the Spencer 2008 Exempt Trust FBO Edward L. Spencer, III (the “Receiving Trusts”). The Reporting Person is the sole trustee of the Receiving Trusts, and, as trustee, has the sole voting and dispositive power over the Shares held in the Receiving Trusts. Mr. Edward L. Spencer, III is the sole beneficiary of these Receiving Trusts.

The Reporting Person may be deemed to be the beneficial owner in a total of 288,885 Shares, or 8.3% of total shares outstanding, including the 33,311 shares held by the Reporting Person where she has sole voting and dispositive power. She may also be deemed to have beneficial ownership of 11,672 Shares held pursuant to the Power of Attorney, and in the 243,902 Shares held by the Reporting Person as Trustee of the Receiving Trusts, all on behalf of Edward L. Spencer, III. The Reporting Person disclaims any beneficial interest or pecuniary interest in these 255,574 Shares held by the Reporting Person on behalf of Edward L. Spencer, III.